                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT


          AGREEMENT, dated as of April 1, 1998, between ZD Inc., a Delaware corporation (the "Company"), and Eric Hippeau (the "Executive").

          WHEREAS, the Executive is currently employed by Ziff-Davis Inc., a Delaware corporation ("ZDI"), pursuant to the Employment Agreement, dated as of February 29, 1996, with ZDI and SOFTBANK Holdings Inc., a Delaware corporation ("SB Holdings"); and

          WHEREAS, as part of a reorganization involving the worldwide operations of SOFTBANK Corp., a Japanese corporation ("SOFTBANK"), and its affiliates (the "SOFTBANK Group"), the operations of ZDI are being consolidated under the management of the Company; and

          WHEREAS, the Executive has been awarded in connection with such reorganization (i) one-time stock options to purchase 398,750 shares and 31,250 shares of Company common stock scheduled to vest over a five-year period (the "Fixed Option"), and (ii) a one-time stock option to purchase 430,000 shares of Company common stock the vesting of which is accelerated upon the attainment of certain performance targets are met (the "Incentive Option"), both granted under the Company's 1998 Incentive Compensation Plan; and

          WHEREAS, the Company and the Executive wish to provide for continuity of management of the Company and the Business (as defined below); and

          WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company to enter into this Agreement.

          THEREFORE, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto agree as follows:

1.   Employment
     ----------

          The Company will employ the Executive as its sole Chairman and sole Chief Executive Officer, and the Executive will devote his full business time and use his best efforts to serve the Company in such capacity, on the terms and conditions set forth herein; it being understood that the Executive will also spend a reasonable amount of business time in serving as a director of certain affiliates of the Company and non-profit organizations. The Executive will have full authority and power to manage the Company and the Business consistent with his position and the directions of the Board.

          As used in this Agreement, the term "Business" includes (i) the business of the Company and its subsidi aries and (ii) businesses of affiliates of the Company that the Company manages. The term "affiliate" of the Company means any corporation, partnership or other entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

2.   Term
     ----

          Unless sooner terminated as contemplated herein, the initial term of employment of the Executive under this Agreement will commence on the date hereof and end on April 1, 2004 (the "Initial Term"). Such employment shall continue thereafter until terminated by either party upon not less than 12 months notice or as provided below. The Company agrees not to bring any action against the Executive with respect to claims arising out of the Executive's voluntary termination of his employment hereunder; provided, that such agreement
                                                   --------
shall not prevent the Company from exercising its rights to dispute whether such termination shall be considered to be for Good Reason (as defined herein).

3.   Place of Performance
     --------------------

          The Executive's employment will be based at the principal office of the Company in New York, New York.

4.   Compensation and Related Matters
     --------------------------------

          (a) Salary.  During the term of the Executive's employment, the
              ------
Company will pay to the Executive an annual base salary of not less than $900,000 (subject to periodic review by the Compensation Committee of the Board for increases based upon performance), with such salary to be paid pursuant to the Company's normal payroll practices.

          (b)  Incentive Bonus.  During the term of his employment, the
               ---------------
Executive will receive an annual incentive bonus as determined by the Compensation Committee of the Board, with the proportion awarded based upon the Company's achievement of objective performance goals pre-established by the Board in consultation with the Executive; provided, however, that the annual
                                          --------  -------
target bonus payable for any fiscal year upon achievement of 100% of such performance goals shall not be less than $600,000.

          (c) Stock Award and Option Programs.  During the term of his
              -------------------------------
employment, the Executive will participate in the executive stock bonus and option programs of the Company and of the SOFTBANK Group as may be determined by the respective Compensation Committees appointed by the Boards of Directors of the Company and SB Holdings.

          (d) Benefits and Perquisites.  During the term of his employment, the
              ------------------------
Executive will continue to participate in employee benefit plans and programs, and be provided with perquisites, at least equivalent to those currently provided to the Executive, including participation in employee benefit plans and the use of the Company's leased apartment in New York City. Upon termination of his employment as contemplated by Section 5(d), the Executive will be entitled to continue, to the extent permitted by law, his participation in such employee benefit plans and programs and to receive such perquisites (other than use of the Company's New York City apartment) during the period Executive continues to receive his base salary under Section 5(d).

5.   Termination
     -----------

          The Executive's employment shall terminate upon his death. The Company may terminate the Executive's employment at or after April 1, 2004 upon 12 months notice as provided in Section 2, or otherwise at any time for

Disability or Cause, or without Cause, and the Executive may terminate such employment at or after April 1, 2004 upon 12 months notice as provided in
Section 2 or otherwise at any time for Good Reason (all as defined below). Any termination of such employment shall be subject to the following conditions:

          (a) Regardless of the reason for such termination, the Company will pay the Executive his base salary through the Date of Termination (as defined below) and any amounts owed to the Executive pursuant to the terms and conditions of the employment benefit plans and programs of the Company at the time such payments are due.

          (b) If such employment is terminated as a result of the Executive's Disability or death, the Company will pay, following the determination of such award, the prorated portion of any annual incentive bonus the Executive would have received for the year of such termination to the Executive or his legal representatives or to Executive's estate or as may be directed by the legal representatives of such estate, as the case may be.

          (c) If such employment is terminated by the Company for Cause or prior to the end of the Initial Term by the Executive voluntarily for other than Good Reason, the Company will have no additional obligations to the Executive under this Agreement.

          (d) If the Company terminates the Executive's employment other than for Disability or Cause (including termination upon 12 months notice as provided in Section 2) or the Executive terminates such employment for Good Reason, then during the period commencing on the Executive's termination of employment and ending on the later of (i) the second anniversary of such termination, and (ii) March 31, 2001, the Company will pay the Executive his base salary at the level in effect as of the Date of Termination (at the time such payments would normally be made) plus an amount equal to the Executive's average annual incentive bonus for the two years preceding the year in which the Date of Termination occurs; provided, however, if such termination is by the Executive
                    --------  -------
for Good Reason, the level of such base salary and the amount of such average annual incentive bonus shall, if greater, be measured with reference to the date immediately prior to the occurrence of the event justifying the termination (as provided in Section 5(e)(iii) below) rather than with reference to the Date of Termination.

          (e) For purposes of this Agreement, the following terms shall have the meanings specified below:

          (i) "Disability" will mean the Executive's absence from his full-time duties hereunder by reason of physical or mental illness for a period of six consecutive months.

          (ii) Termination for "Cause" will mean termination of the Executive's employment by the Company following the Executive's:

               (A) gross misconduct that is injurious to the Company;

               (B) conviction of, or plea of nolo contendere to, a felony by or
                                             ---- ----------
          before any criminal tribunal;

               (C) willful and continuing failure to substantially perform his reasonable duties (other than as a result of physical or mental illness) that is not corrected within 30 days following a written demand by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or

               (D) willful misconduct that results in gain or personal enrichment of the Executive to the detriment of the Company, whether monetarily or otherwise.

          (iii) Termination for "Good Reason" shall mean termination by the Executive following (i) a material breach of this Agreement by the Company or a material diminution of Executive's responsibilities (other than as a result of the disposition of any part of the Business) or status that is not corrected within 30 days of the Executive's notifying the Company in writing of such breach or diminution, or (ii) either (x) a change in control of the Company within the meaning of the Company's 1998 Incentive Compensation Plan, (y) the acquisition on or after June 1, 1998 by any person or group (other than the Company or any subsidiary thereof or any employee benefit plan of the Company) of beneficial ownership of securities of the Company sufficient to elect a majority of the Board, provided that such person or group did not have such sufficient beneficial ownership immediately prior to such acquisition of Company securities or (z) so long as SOFTBANK Corp. has beneficial ownership of more than 50% of the Company securities entitled to vote at the election of directors of the Company, a change in control of SOFTBANK Corp. such that any person or group (other than SOFTBANK Corp. or any subsidiary thereof) acquires beneficial ownership of securities of SOFTBANK Corp. sufficient to elect a majority of the board of directors of SOFTBANK Corp., provided that such person or group was not the beneficial owner of such sufficient beneficial ownership immediately prior to such acquisition of securities of SOFTBANK Corp. (any of the events in this clause (ii), a "Change in Control"); provided, however, the Executive will have the right
                           --------  -------
     to terminate his employment for Good Reason by virtue of a Change in Control only upon notification within 60 days following the first anniversary of such Change in Control.

          (iv) "Date of Termination" shall mean the date of Executive's death or the date otherwise set forth on a notice of termination provided by one party hereof to the other (which in the event of any termination other than a termination requiring 12 months notice, shall be no later than 30 days following such notice of termination)).

6.  Confidentiality; Non-Competition
    --------------------------------

          (a) For a period of two years commencing upon the termination of his employment hereunder (regardless of the reason for the termination), the Executive shall not, with out written consent of the Company, engage, as a stockholder, director, officer, consultant or otherwise, in any enterprise anywhere in the world which competes with the Company or any business of its affiliates that, at the time of such termination, is under the Company's management control, or directly or indirectly employ, contract for or solicit the services in any capacity of any person who is, or within the prior three months has been, employed by the Company or any such business. The Executive will not be deemed to be engaged in a competing enterprise if (A) less than 10% of the gross receipts of such enterprise are derived from businesses that compete with the Company or businesses of its affiliates that were under the Company's management control, and (B) the Executive's engagement does not involve such competing businesses. This paragraph shall not bar Executive from owning up to 5% of the outstanding securities of any publicly-held company.

          (b) The Executive shall keep secret and confidential and not use (except in connection with the business of the Company and its affiliates or pursuant to applicable law or court order) any confidential information with respect to the business or affairs of the Company or its affiliates. This obligation will be in effect while the Executive is employed by the Company and at all times after he ceases to be so employed, but it will not apply at any time to information that is or becomes generally known to the public (other than through a breach of this Section 6(b)).

          (c) The Executive acknowledges that the remedy at law for breach of his covenants under this Section 6 will be inadequate and, accordingly, in the event of any breach or threatened breach by the Executive of the provisions of this Section 6 the Company will be entitled (without the necessity of showing economic loss or other actual damage), in addition to all other remedies (which shall include the termination of the right to any payment under this Agree ment), to an injunction restraining any such breach, without any bond or other security being required. The Executive and the Company recognize and agree that the duration and scope for which the covenants not to compete and solicit set forth in this Section 6 are to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenants are to that extent unenforceable, the parties agree that the covenants shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.

          (d) In the event of a breach by the Executive of any covenant under this Section 6, the Executive agrees that, notwithstanding anything to the contrary in this Agreement or any award of or letter agreement for any option to acquire common stock of the Company or of SOFTBANK, including the Fixed Option and the Incentive Option, any such option that is at the time of such breach unexercised shall immediately terminate.

7.   Inventions
     ----------

          All copyrights, trademarks, proprietary processes and analytical models or formulas and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by the Executive during the term of his employment under this Agreement that relate to the business or operations of the Company or any affiliate thereof of which the Executive has served as an officer or in which the SOFTBANK Group has held an equity interest, or that result from any work performed by the Executive for the Company or any such affiliate, will be the sole property of the Company or such affiliate, as the case may be, and the Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of the Company, the Executive will execute and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 7 and do all other acts and things reasonably necessary to enable the Company or such affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

8.   Certain Taxes
     -------------

          In the event of termination of the Executive's employment as a result of a Change in Control, the Company shall pay to the Executive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equals the excise tax, if any, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, upon the Executive by reason of amounts payable under this Agreement (including this Section 8), as well as amounts payable by the Company, SB Holdings, MAC Inc. or any affiliate thereof under any stock option or stock award program that are described in Section 280G(b)(2)(A)(i) of the Code. For purposes of this Section 8, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the gross up payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from deduction of state and local income taxes.

9.   No Obligation to Mitigate Damages; Other Rights
     -----------------------------------------------

          The Executive shall not be required to mitigate damages or any amount payable under this Agreement by seeking other employment or otherwise, nor shall any such amount be reduced by any compensation received by the Executive from another employer after the date of resignation or termination, or otherwise.
The provisions of this Agreement, and any payment provided for hereunder, shall not, to the extent permitted by law, reduce any amounts otherwise payable, or in any way diminish the Executive's rights under any other employee benefit plan, contract or arrangement.

10.  Successors; Binding Agreement
     -----------------------------

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (b) This Agreement and all rights of the Executive hereunder will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die following his termination of employment while any amounts would still be payable to him pursuant to the provisions of Section 5 or Section 8 if he had continued to live, all such amounts will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

11.  Notices
     -------

          For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

               Mr. Eric Hippeau
               119 Gregory Boulevard, Unit 28
               Norwalk, CT 06855

                       and

               ZD Inc.
               One Park Avenue
               New York, NY  10016

          with a copy to:

               Morgan, Lewis & Bockius LLP
               101 Park Avenue
               New York, NY 10178

               Attention:  Kenneth S. Kail, Esq.

          If to the Company:

               ZD Inc.
               One Park Avenue
               New York, NY  10016
               Attention:  Corporate Secretary

                         and

               ZD Inc.
               One Park Avenue
               New York, NY  10016
               Attention:  Legal Department

          with a copy to:

               SOFTBANK Holdings Inc.
               10 Langley Road, Suite 403
               Newton Center, MA 02159

               Attention:  Mr. Ronald D. Fisher
                           Vice Chairman
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.  Modification; Waiver
     --------------------

          No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company and a duly authorized member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.  Arbitration
     -----------

          Any dispute arising out of or in connection with this Agreement or under any related stock option or bonus program shall be settled exclusively by arbitration in New York City in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction over the party against whom the judgment is entered.

          Nothing in this Section 13 shall prevent the Company from seeking injunctive relief in any court in New York City or any other court having jurisdiction over the Executive for any breach or threatened breach of this Agreement, including, without limitation, the provisions of Section 6.

14.  Entire Agreement
     ----------------

          This Agreement and the related documents referred to herein set forth the entire agreement of the parties in respect of the subject matter contained herein, and upon the effectiveness of this Agreement shall supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto (including the Employment Agreement, dated as of February 29, 1996, with ZDI and SB Holdings); provided, however, nothing herein shall affect the Executive's
              --------  -------
continuing obligations with respect to non-competition and confidentiality under any other agreements to which the Executive is a party (including, without limitation, the "Phantom Equity" Agreement, dated as of July 3, 1989 and amended September 9, 1994, or the Special Compensation Agreement dated May 8, 1990, as amended June 17, 1994, both with Ziff Communications Company).

15.  Validity
     --------

          The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

16.  Governing Law
     -------------

          This Agreement will be governed by, and construed in accordance with, the laws of the State of New York. Subject to the provisions of Section 13, each of the parties consents to personal jurisdiction in any action brought in any court in New York City having subject matter jurisdiction over matters arising under this Agreement.

17.  Counterparts
     ------------

          This Agreement may be signed in two counterparts, each of which shall be deemed an original agreement, but both of which together shall constitute one and the same instrument.

18.  Condition
     ---------

          The effectiveness of this Agreement is subject to completion of the initial public offering of common stock of the Company.

                              ____________________


          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

                              ZD INC.



___________________           By:______________________
Eric Hippeau                     Ronald D. Fisher
                                 Director



                              FOR PURPOSES OF SECTION 14.


                              ZIFF-DAVIS INC.


                              By:_____________________
                                 Ronald D. Fisher
                                 Director


                              SOFTBANK HOLDINGS INC.


                              By:______________________
                                 Ronald D. Fisher
                                 Vice Chairman